EXHIBIT 19.1
CRH plc
Insider Trading Policy
I.Policy Overview
CRH plc (together with its subsidiaries, “CRH”) has adopted this Insider Trading Policy (this “Policy”) to cover the purchase, sale or transfer by CRH employees, directors and certain other individuals of CRH securities and securities of publicly traded companies with whom CRH has or may have a business relationship.
U.S. federal and state securities laws restrict trading by certain individuals who learn of “material, non-public information” (“MNPI”)
regarding a company. See Appendix for a description of MNPI. If you have MNPI, you may not (i) buy, sell or transfer securities on the basis of such information, or (ii) “tip” others about such information. Similar laws and regulations in the European Union, the
United Kingdom and other jurisdictions (including the Market Abuse Regulations) that apply to CRH also restrict trading in securities by persons in possession of non-public inside information. Violations of these restrictions can carry both criminal and civil penalties.
CRH has adopted this policy to prevent both insider trading and allegations of insider trading, to ensure the proper handling of MNPI and non-public inside information, and to ensure that we do the right things in the right way and comply with the law.
It is the responsibility of individuals subject to this Policy to read, understand and comply with it, which supplements your responsibilities under CRH’s Code of Business Conduct. Every individual subject to this Policy should remember that he or she is ultimately responsible for adhering to this Policy and avoiding improper trading. This Policy applies even if the activities prohibited by this policy are not illegal in the country where any particular individual or entity is located. Violations of this policy can lead to disciplinary action, up to and including termination, regardless of whether such actions violated the law.
Questions about this Policy can be directed to CRH’s Office of the Company Secretary and/or Group General Counsel. This Policy
may be amended or modified in any respect at any time.
II.Who is Subject to This Policy?

Directors and employees of CRH plc and its subsidiaries (“CRH Persons”)	•Please note certain CRH Persons are subject to additional restrictions and procedures – such additional restrictions and procedures are addressed in detail in Section IV of this Policy.
Each CRH Person’s spouse or domestic partner, minor children and step-children, family members residing in the same household, and financially dependent relatives (“Related Persons”)
•Each CRH Person is responsible for ensuring his or her own compliance and the compliance of individuals who qualify as Related Persons because of their relationship.
•You should ensure that such Related Persons are aware of the restrictions of this Policy and the need to consult with you before transacting in securities covered by this Policy.

Entities, including any corporations, partnerships or trusts, that a CRH Person influences or controls (“Controlled Entities”)	•Transactions by Controlled Entities are treated for the purposes of this Policy as if they were for the account of the CRH Person influencing or controlling such entity.
The persons and entities listed above are referenced in this Policy as “Covered Persons” and are subject to the terms of this Policy.
In addition, consistent with applicable law, CRH is prohibited from trading in CRH securities on the basis of MNPI.
This Policy continues to apply to purchases, sales or transfers (including gifts) initiated after a Covered Person has ceased employment or affiliation with CRH. If a Covered Person is aware of MNPI when the employment or relationship with CRH terminates, such
Covered Person may not trade CRH securities or any other securities about which the Covered Person has MNPI until that information has become public or is no longer material.
III.What Rules Apply to Covered Persons?

No Trading on MNPI
Covered Persons may not, directly or indirectly:
•transact in CRH securities, directly or through other persons or entities, or recommend that others transact in CRH securities, when aware of MNPI relating to CRH,
•transact in any other company’s securities, directly or through other persons or entities, or recommend that others transact in such securities when aware of MNPI relating to CRH or the other company obtained during the Covered Person’s employment or relationship with CRH, or

No Tipping
•If a Covered Person learns of MNPI during his or her relationship with
CRH, he or she may not give that MNPI to others or recommend to others that they buy or sell any securities while aware of such information.
•This is known as “tipping” and can result in the same civil and criminal penalties that apply to insider trading, even though the Covered Person did not trade and did not gain directly any benefit from another’s trading.

Additional Covered Transactions
CRH prohibits Covered Persons from engaging in certain speculative transactions in CRH securities or in other types of transactions that may lead to inadvertent violations of the insider trading laws.
Accordingly, a Covered Person’s trading in CRH securities is subject to the following additional guidance:
•Short Sales.  Covered Persons may not engage in short sales of CRH securities.
•Gifts.  Gifts of CRH securities are subject to the restrictions of this Policy.
Covered Persons may not gift CRH securities to others while in possession of MNPI.
•Hedging and Pledging of CRH Securities.  CRH has separately adopted its
Policy on Pledging or Hedging Securities. Covered Persons should familiarize themselves with the requirements of this policy.
•Standing Orders.  A Standing Order is an order to buy or sell securities that remains active until it is filled or cancelled (for example, to buy or sell securities at a certain price for a certain period of time). Standing Orders should be used only (i) within 2 business days of the granting of pre-
clearance in the case of Additional Restricted Persons, as defined below, or
(ii) for a maximum of 2 business days in the case of other Covered
Persons.

No Exception for Hardship.	The existence of a personal financial emergency does not excuse a Covered Person from compliance with this Policy and the laws prohibiting insider trading.
For the purposes of this Policy:
•a “security” includes the ordinary, common or preferred shares or any other shares, and any put, call, option contract, hedge or other derivative securities relating to any such shares, or any debt instruments, of a publicly traded company.
•“transacting” or “trading” in a security includes buying and selling securities in the open market, as well as gifting securities, executing a “cashless” option exercise, selling or purchasing a put or call option, entering into any “short sale,” or the execution of any of such actions pursuant to prearranged instructions (such as standing orders), regardless of when such instruction was given.
IV.Are There Exemptions To Rules Applicable to Covered Persons?

Benefit & Retirement Plans
•This Policy shall not apply to the receipt of awards, or the vesting of such awards, pursuant to any CRH benefit plans or any share plan / scheme that may be put in place from time to time for the benefit of CRH employees
(each, a “Benefit Plan”), including CRH’s Performance Share Plan,
Restricted Share Plan, Deferred Share Bonus Plan, or Savings-related
Share Option Scheme.
•Covered Persons may make ongoing investments in any CRH retirement saving plan or any similar investment plan (each, a “Retirement Plan”)
pursuant to earlier elections made at a time when the Covered Person was unaware of MNPI.

Vested Option Exercises
•Covered Persons may exercise vested options to purchase CRH securities by paying the full exercise price in cash
•Sales of the CRH securities received upon such exercise may only be sold in accordance with this Policy and while the Covered Person is not aware of MNPI.

All Employee Share Plans
•This Policy’s trading restrictions do not apply to the purchases of securities in any CRH share participation plans & schemes that may be in effect from time to time (any such plan, an “SPPS”) that result from periodic payroll contributions under an election a Covered Person made at the time of enrollment when the Covered Person was unaware of MNPI.

Mutual & Exchange-Traded Funds	•Covered Persons may buy or sell investments in publicly traded mutual funds or exchange-traded funds.
Approved “10b5-1 Plans”
•Covered Persons may transact in CRH securities pursuant to an approved
“10b5-1 plan”. 10b5-1 plans are written trading plans which, subject to meeting certain requirements, allow for the sale or purchase of a predetermined number of securities at a specific time and price.
•Covered Persons can enter into, amend or terminate a 10b5-1 plan only when not aware of MNPI.
•Once a Covered Person signs the plan, he or she must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.
•Rule 10b5-1 includes restrictions as to when and how often 10b5-1 plans may be entered into and are subject to a cooling off period before they are active.
•Advice must be taken from personal counsel prior to entering into a 10b5-1 plan.
•All 10b5-1 plans, including any amendment, deviation, termination or cancellation of a scheduled transaction, must be approved in writing in advance by the Office of the Company Secretary or Group General
Counsel and must comply with all of the requirements set forth in Rule
10b5-1(c) of the Securities Exchange Act of 1934, as amended.

V.Blackout Windows and Pre-Clearance Policy
In addition to the above, CRH may notify individuals (the “Additional Restricted Persons”) from time to time that they are subject to the following additional trading restrictions: Blackout Windows and Pre-Clearance Requirements. Please see below for further discussion of each:

Blackout Windows
•During the below listed blackout periods, Additional Restricted Persons may not transact in CRH securities or adopt, amend or terminate a 10b5-1 plan.
•If an Additional Restricted Person ceases their employment with CRH or otherwise ceases to qualify as an Additional Restricted Person during a blackout period, he or she will remain subject to the restrictions of such blackout period until it has ended.
•CRH’s blackout periods are:
othe period beginning 14 calendar days prior to the end of each fiscal quarter and ending one full U.S. trading day (being NYSE trading hours beginning at 9:30 a.m. and ending at 4:00 p.m., times shown
U.S. Eastern) following the public release of CRH’s earnings for such fiscal quarter, unless otherwise notified by the Office of the
Company Secretary or the Group General Counsel, and
oany event-specific blackout periods determined at the discretion of the Disclosure Committee, the Office of the Company Secretary or
the Group General Counsel.

Pre-Clearance Requirement	•The following pre-clearance arrangements will apply prior to: a)the completion of any transaction in CRH securities (including gifts of CRH securities); or
CRH plc
Insider Trading Policy – Appendix
What is Material Non-Public Information (MNPI)?
The restrictions in this Policy apply to information that is both “material” and “non-public.”
Material Information. Information is “material” if there is a reasonable likelihood the information would be considered important to an investor in making an investment decision about whether to buy, hold or sell a security. Both favorable and unfavorable information can be material. However, there is no precise definition of “materiality,” and the question of whether information is material is subjective and often judged in hindsight. Accordingly, Covered Persons are advised to take a cautious view when evaluating whether information is “material” and, in case of questions about the materiality of certain information, consult with the
Office of the Company Secretary or the Group General Counsel before transacting.
Some examples of “material information” may include, depending on the particular circumstances:
•Projections of future earnings or losses or other earnings guidance.
•Preliminary financial results or key operating metrics.
•A major pending or proposed acquisition of or merger with another business, or a purchase or sale of significant assets or businesses.
•New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
•A change in the Global Leadership Team or CRH plc’s board of directors.
•Significant cybersecurity incidents.
•Actual or threatened major litigation or governmental proceedings or investigations, or the actual or potential settlement of such litigation, proceedings or investigations.
•Changes in dividend levels or dividend policy.
•Changes in anticipated share repurchases.
•Other information that could result in substantial revenue gains or losses.
This list is intended to be illustrative only and is not exhaustive. Many other types of information may be material at any particular time depending upon the circumstances.
Non-Public Information. Non-public information is information that is not generally known or available to the public. Information is
“non-public” (1) if it has not yet been either the subject of an official announcement (such as through a press release or a publicly available regulatory filing) or otherwise sufficiently publicized and widely reported in the media and (2) until investors have had a reasonable period of time to absorb and react to the information. The length of time that is required to allow investors to react to information varies depending on the circumstances and the information in question. As a general rule, information is considered non-
public until after the first full trading day after the information is released.
Information does not cease to be “non-public” as a result of being the subject of rumors or other unofficial statements, and information can still be “non-public” even if a Covered Person obtained it from a source outside of the firm.